Exhibit 10.38

REVISED SUMMARY OF COMPENSATION ARRANGEMENT

APPLICABLE TO THE COMPANY’S NON-EMPLOYEE DIRECTORS

As of March 12, 2008, the following represents the compensation program for non-employee directors of NMT Medical, Inc. (the “Company”) who are not otherwise compensated by the Company:

•

an option to purchase 20,000 shares of the Company’s Common Stock (the “Common Stock”) upon initial election and an option to purchase 5,000 shares (7,000 shares for the Company’s Lead Director) of Common Stock annually thereafter upon re-election at the Company’s annual meeting of stockholders;

•

following each annual meeting of stockholders, each eligible director who served as a member of a committee of the Board of Directors during the preceding fiscal year is granted an additional option to purchase (i) 2,000 shares of Common Stock if such director served as chairperson of such committee or (ii) 1,000 shares of Common Stock if such director did not serve as chairperson of such committee;

•	$25,000 per year for their services as directors;

•	an additional $14,000 per year to serve as the Chairman of the Board;

•	an additional $4,000 per year to serve as Lead Director

•	an additional $7,000 per year to serve on the Audit Committee;

•	an additional $5,000 per year to serve on the Joint Compensation and Options Committee or Nominating and Governance Committee; and

•	an additional $4,000 per year to serve as a committee chairperson.